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                                                                 Exhibit 5(b)

                                Reid & Priest LLP
                               40 West 57th Street
                            New York, N.Y. 10019-4097
                             Telephone 212 603-2000
                                Fax 212 603-2001

                                                            New York, New York
                                                            July 11, 1996

     Minnesota Power & Light Company
     30 West Superior Street
     Duluth, Minnesota  55802

     Ladies and Gentlemen:

         We refer to the Registration Statement on Form S-3 to be filed by Minnesota Power & Light Company (Company) on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to 96,526 shares, without par value, of the Company's Common Stock (Stock) which were issued in connection with the Agreement and Plan of Reorganization dated as of April 26, 1996, by and among Topeka
     Group, Inc. (now MP Water Resources Group, Inc.), the Company, Instrumentation Services, Inc., and James E. Brown, III and Stephen E. Ableman (collectively, the Selling Shareholders).

         We are of the opinion that:

           1. The Company is a corporation validly organized and existing under the laws of the State of Minnesota.

           2. The issuance and sale of said 96,526 shares of Stock to the Selling Shareholders was authorized by the Minnesota Public Utilities Commission.

           3. Said 96,526 shares of Stock have been validly issued in accordance with the laws of the State of Minnesota and are fully paid and nonassessable.

         We are members of the New York Bar and do not hold ourselves out as experts on the laws of the State of Minnesota. Accordingly, as to all matters of Minnesota law we have relied upon an opinion of even date herewith addressed to the Company by Philip R. Halverson, Esq., Vice President, General Counsel and Corporate Secretary of the Company.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name therein.


                                                    Very truly yours,

                                                    REID & PRIEST LLP

                                                    REID & PRIEST LLP